Exhibit 99.1

NEWS RELEASE

CONTACTS: Albert G. White, III VP, Investor Relations and Treasurer Kim Duncan Director, Investor Relations ir@coopercompanies.com	6140 Stoneridge Mall Road Suite 590 Pleasanton, CA 94588 925-460-3663 www.coopercos.com

FOR IMMEDIATE RELEASE

COOPERVISION TO CLOSE NORFOLK CONTACT LENS MANUFACTURING PLANT

Manufacturing Efficiencies Continue

PLEASANTON, CA, August 13, 2009 – CooperVision, Inc., the contact lens unit of The Cooper Companies, Inc. (NYSE: COO), today announced that it intends to discontinue the operations of its soft contact lens manufacturing plant in Norfolk, VA, over the next 15 months. The closure of the plant is primarily the result of increased manufacturing efficiencies gained over the last year.

CooperVision’s Norfolk facility manufactures approximately 7 percent of its annual lens production. CooperVision intends to relocate lens manufacturing from Norfolk to Juana Diaz, Puerto Rico, and Hamble, UK. It also intends to transfer part of its contact lens manufacturing operations in Adelaide, Australia, to Hamble, UK, over the coming four months. No additional hires are anticipated in Puerto Rico or the UK as part of this transition.

Robert S. Weiss, Cooper’s president and chief executive officer said, “Our manufacturing employees are first-rate, and this is an extremely difficult decision. As we’ve said on multiple occasions, our manufacturing team has done a phenomenal job improving efficiencies, and our excess capacity is largely due to their successes. Over the past year, we have increased manufacturing throughput while reducing manufacturing headcount by roughly 685 employees. We expect these additional moves will allow us to reduce headcount by roughly 570 more employees while continuing to increase production.”

As a result of the moves, CooperVision expects to recognize pre-tax restructuring charges of approximately $25 million, including approximately $6 million in fiscal Q3, $7.5M in fiscal Q4 and the remainder in fiscal 2010. CooperVision expects approximately $10 million of the charges to be cash related with minimal cash impact in fiscal 2009. Upon its completion, CooperVision anticipates annual cash savings of approximately $14 million beginning in 2011 and earnings improvements of approximately $7.5 million in fiscal 2011 and $15 million per year thereafter.

Additional details will be provided on the Company’s fiscal third quarter conference call scheduled for September 3, 2009.

About The Cooper Companies

The Cooper Companies, Inc. (www.coopercos.com) manufactures and markets specialty healthcare products through its CooperVision and CooperSurgical units. Corporate offices are in Pleasanton, CA.

CooperVision, Inc. (www.coopervision.com) develops, manufactures and markets a broad range of contact lenses for the worldwide vision correction market. Dedicated to enhancing the contact lens experience for practitioners and patients, CooperVision specializes in lenses for astigmatism and presbyopia. CooperVision manufactures a full array of monthly, two-week, and daily disposable contact lenses featuring advanced materials and optics. Headquartered in Pleasanton, CA, it manufactures in: Juana Diaz, Puerto Rico; Norfolk, VA; Rochester, NY; Adelaide, Australia; Hamble and Hampshire, UK; and Madrid, Spain.

CooperSurgical, Inc. (www.coopersurgical.com) develops, manufactures and markets medical devices, diagnostic products and surgical instruments and accessories used primarily by gynecologists and obstetricians. Its major manufacturing and distribution facilities are in Trumbull, CT, and Stafford, TX.

Forward-Looking Statements

This news release contains “forward-looking statements” as defined by the Private Securities Litigation and Reform Act of 1995. These include certain statements about our restructuring decisions, the amount of the reduction of our worldwide workforce, the restructuring’s effect on our operational efficiencies, the impact of our restructuring on our global plant sites, the location of our headcount reductions, our expected annualized cost savings, the amount of our pre-tax restructuring costs, and the timing of our recognition of such costs, the amount of cash cost of our pre-tax restructuring costs, and the timing of our incurrence of such cash cost. To identify these statements look for words like “believes,” “expects,” “may,” “will,” “should,” “could,” “seeks,” “intends,” “plans,” “estimates” or “anticipates” and similar words or phrases. Discussions of strategy, plans or intentions often contain forward-looking statements. Forward looking statements necessarily depend on assumptions, data or methods that may be incorrect or imprecise and are subject to risks and uncertainties. The statements in this news release are based on current expectations, forecasts and assumptions involving risks and uncertainties that could cause actual outcomes and results to differ materially. These risks and uncertainties include, but are not limited to: the outcome of our consultations with our employees and their representatives; delays encountered in finalizing the scope of, and implementing, the restructuring; the failure to achieve targeted cost savings;

the failure to meet operational targets and customer requirements due to loss of employees and any work stoppages that might occur; the effect of different legal and regulatory requirements that govern the extent and the speed of our ability to reduce our manufacturing capacity and workforce; and other factors that we may not have currently identified or quantified; and the risks, relevant factors and uncertainties identified in our Annual Report on Form 10-K for the fiscal year ended October 31, 2008, and our other securities filings. The Cooper Companies disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

COO-G

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